                                                                    EXHIBIT 4(y)
                            CERTIFICATE OF AMENDMENT
                                     OF THE
                            ORGANIZATION CERTIFICATE
                                       OF
                      GENERAL ELECTRIC CAPITAL CORPORATION
                     UNDER SECTION 8005 OF THE BANKING LAW


     We, the undersigned, ______________ and Nancy E. Barton, being respectively the ______________________________ and the Secretary of General Electric Capital Corporation, do hereby certify and set forth:

          1. The name of this corporation is General Electric Capital Corporation. The name under which the corporation was formed was General Electric Credit Corporation.

          2. The Organization Certificate of General Electric Capital Corporation was filed by the Superintendent of Banks of the State of New York on the 6th day of October, 1943, and in the office of the Clerk of New York County on the 21st day of October, 1943. A Restated Organization Certificate was filed by the Superintendent of Banks of the State of New York on the 28th day of November, 1988 (hereinafter, the "Restated Organization Certificate"), and Certificates of Amendment of the Organization Certificate were filed by the Superintendent of Banks of the State of New York on the 21st day of December, 1988, the 22nd day of December, 1989, the 28th day of September, 1990, the 18th day of October, 1990, the 14th day of November, 1990, the 6th day of December, 1990, the 21st day of April, 1995, the 11th day of May, 1995, the 28th day of June, 1995, the 17th day of July, 1995, the 1st day of November, 1995, the 27th day of September 1996, the 9th day of December, 1997, the 19th day of December, 1997, the 17th day of February, 1998 and the 24th day of June, 1998 (hereinafter collectively referred to as the "Certificates of Amendment"). The Restated Organization Certificate as so amended by the Certificates of Amendment is hereinafter referred to as the "Organization Certificate".

          3. Paragraph Third of the Organization Certificate, which article relates to the capital stock of this corporation, is amended so as to (a) increase the number of authorized shares of Variable Cumulative Preferred Stock from 23,000 shares to 28,000 shares, (b) increase the maximum aggregate redemption price of all shares of all series of Variable Cumulative Preferred Stock from $2,800,000,000 to $3,300,000,000, by substituting in Paragraph Third in both places at which the words "Twenty Three Thousand (23,000)" appear, the words "Twenty-Eight Thousand (28,000)" and by substituting in Part A of Section Eight of Subparagraph (c) of Paragraph Third the words "Three Billion Three Hundred Million Dollars ($3,300,000,000)" in place of the words "Two Billion Eight

     Hundred Million Dollars ($2,800,000,000)", (c) establish a new class of preferred stock to be called Preferred Stock, par value $.01 per share, and to set the number of authorized shares of such Preferred Stock at 750,000 (seven hundred fifty thousand shares), and (d) add a new subparagraph (b) to read as follows:

          "(b) The Board of Directors (or any committee to which it may duly delegate the authority granted in this paragraph), in accordance with Section 5002 of the Banking Law of the State of New York, is hereby empowered to authorize the issuance from time to time of seven hundred fifty thousand (750,000) shares of Preferred Stock of the par value of One Cent ($.01) each, which shall be designated the Preferred Stock, issuable in one or more series, in the case of each such series, (i) in such number of shares and with such designations, relative rights, preferences or limitations, including, without limitation, dividend rights, dissolution rights, conversion rights, exchange rights and redemption rights, as shall be stated and expressed in a resolution or resolutions adopted by the Board of Directors (or such committee thereof) providing for the issuance of such series of Preferred Stock and (ii) except as otherwise set forth in such resolution or resolutions, or as otherwise required by law, the holders of any series of Preferred Stock shall have no voting power whatsoever."

          4. The foregoing amendments of Paragraph Third of the Organization Certificate were authorized by a resolution of the Board of Directors adopted at a meeting duly called and held on the 22nd day of July, 1998 and by consent of the sole common stockholder of the corporation.

     IN WITNESS WHEREOF, this Certificate has been signed this 22nd day of July, 1998.


                              ____________________________________
                       [Name]
                      [Title]


                              ____________________________________
                              Nancy E. Barton
                              Secretary

STATE OF CONNECTICUT )
               ) S.S.:
COUNTY OF FAIRFIELD  )



______________ and Nancy E. Barton, each being duly sworn, respectively deposes and says: that the said ______________ is the _______________________________
and that the said Nancy E. Barton is the Secretary of General Electric Capital Corporation, the corporation executing the foregoing instrument; that each of them has read the same and that the statements contained therein are true and they have been authorized to execute and file the foregoing Certificate of Amendment by resolution of the Board of Directors adopted at a meeting duly called and held on the 22nd day of July, 1998.



                              ________________________________
                       [Name]
                      [Title]


                              ___________________________
                              Nancy E. Barton
                              Secretary


Subscribed and sworn to
before me this ____ day
of July, 1998


___________________________
     Notary Public